Exhibit (h)(66)

AMENDMENT NO. 5

TO

TRANSFER AGENCY AGREEMENT

This Amendment No. 5 To Transfer Agency Agreement, dated as of     , 2012 (“Amendment No. 5”), is being entered into by and between BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and The RBB Fund, Inc. (“Company”).

Background

BNYM (under its former names Provident Financial Processing Corporation or PFPC Inc.) and the Company entered into a Transfer Agency Agreement, dated as of November 5, 1991 and into four amendments thereto dated July 24, 2002 through July 18, 2007 (collectively, the “Amended Agreement”). BNYM and the Company wish to amend the Amended Agreement on the terms and conditions provided for in this Amendment No. 5.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound. agree to the statements set forth above and as follows:

1.                                       Modifications to Amended Agreement.     The Amended Agreement is amended as follows:

(a)                                  The phrases “Provident Financial Processing Corporation” and “PFPC Inc.” shall be deleted each place they appear and be replaced with the phrase “BNY Mellon Investment Servicing (US) Inc.”; the defined terms “Transfer Agent” and “PFPC” shall be deleted each place they appear and be replaced with the defined term “BNYM”; and any reference to The PNC Financial Services Group, Inc or any predecessor in interest thereto shall be replaced by a reference to “The Bank Of New York Mellon Corporation”.

(b)                                 Section 12 is deleted in its entirety and replaced with the following:

4.                                       Confidentiality.

(a)                                  Each party shall keep the Confidential Information (as defined in subsection (b) below) of the other party in confidence and will not use or disclose or allow access to or use of such Confidential Information except in connection with the activities contemplated by this Agreement or as otherwise expressly agreed in writing. Each party acknowledges that the Confidential Information of the disclosing party will remain the sole property of such party.  In complying with the first sentence of this subsection (a), each party will use the same degree of care it uses to protect its own confidential information, but in no event less than a commercially reasonable degree of care.

(b)                                 Subject to subsections (c) and (d) below, “Confidential Information” means (i) this Agreement and its contents, all compensation agreements, arrangements and understandings (including waivers) respecting this Agreement, disputes pertaining to the Agreement, and information about a party’s exercise of rights hereunder, performance of obligations hereunder or other conduct of a party in connection with the Agreement, (ii) information and data of, owned by or about a disclosing party or its affiliates, customers, or subcontractors that may be provided to the other party or become known to the other party in the course of the relationship established by this Agreement, regardless of form or content, including but not limited to (A) competitively sensitive material, and not generally known to the public, including, but not limited to, studies, plans, reports, surveys, summaries, documentation and analyses, regardless of form, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund or BNYM, their respective subsidiaries and Affiliates and the customers, clients and suppliers of any of them; (B) scientific, technical or technological information, a design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund or BNYM a competitive advantage over its competitors; (C) a confidential or proprietary concept, documentation, report, data, specification, computer software, source code, object code, flow chart, database, invention, know how, trade secret, whether or not patentable or copyrightable; (D) information related to security, disaster recovery, business continuity and any other operational plans, procedures, practices and protocols, and (E) anything designated as confidential, and (iii) to any extent not included within clause (i) or clause (ii) above, with respect to BNYM, the Proprietary Items (as defined in Schedule C) and any information provided by BNYM from within the BNYM System that is not Company Data (as defined in Schedule C).

(c)  Information or data that would otherwise constitute Confidential Information under subsection (b) above shall not constitute Confidential Information to the extent it:

(i)                                    is already known to the receiving party at the time it is obtained;

(ii)                                 is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)                              is rightfully received from a third party who, to the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)                             is released by the protected party to a third party without restriction; or

(v)                                 has been or is independently developed or obtained by the receiving party without reference to the Confidential Information provided by the protected party.

(d)                                 Confidential Information of a disclosing party may be used or disclosed by the receiving party in the circumstances set forth below but except for such permitted use or disclosure shall remain Confidential Information subject to all applicable terms of this Agreement:

(i)                                     in connection with activities contemplated by this Agreement;

(ii)                                 as required by law or regulation or pursuant to a court order, subpoena, order of a governmental or regulatory or self-regulatory authority or agency, or binding discovery request in pending litigation (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted, and subject to proper jurisdiction, if applicable);

(iii)                              in connection with inquiries, examinations, audits or other reviews by a governmental, regulatory or self-regulatory authority or agency, audits by independent auditors or requests for advice or opinions from counsel; or

(iv)                             the information or data is relevant and material to any claim or cause of action between the parties or the defense of any claim or cause of action asserted against the receiving party.

(e)                                  Subject to the exceptions in (d), each party agrees not to publicly disseminate Confidential Information of the other party or mutual Confidential Information.

(f)                                   The provisions of this Section 12 shall survive termination of this Agreement for a period of three (3) years after such termination.

(c)                                  New Sections 27, 28 and 29 which read in their entirety as follows are added:

27.                                 Access To And Use Of The BNYM System.  The terms of Schedule C to this Agreement shall apply to the Fund’s access to and use of any component of the BNYM System (as defined in Schedule C).

28.                                 Ownership Rights.    Ownership rights with respect to property utilized in connection with the parties’ use of the BNYM System shall be governed by applicable provisions of Schedule C which are hereby incorporated by reference into this Section 7, and shall apply to the Agreement, as if fully set forth in this Section 7.

29.                                 Certain Definitions.

(a)                                  “Original Agreement” means the Transfer Agency Agreement, dated as of November 5, 1991, between the Company and BNYM (under its former name Provident Financial Processing Corporation).

(b)                                 “Amendments” means the amendments to the Original Agreement listed on Appendix C.

(c)                                  “Current Amendment” means the last Amendment listed on Appendix C.

(d)                                 “Prior Amendments” means all Amendments with the exception of the Current Amendment.

(e)                                  “Amended Agreement” means the Original Agreement as amended by the Prior Amendments.

(f)                                    “Agreement” means the Original Agreement as amended by all Amendments.

(g)                                 “Fund” means, individually and collectively as required by the context, The RBB Fund, Inc. and each portfolio of The RBB Fund, Inc. referred to in this Agreement as a Class.

(d)                                 The words and parenthetical appearing as “(the “Fund)” in the first sentence of the Agreement are hereby deleted.

(e)                                  A new Schedule B shall be added which reads in its entirety as set forth on the Schedule B attached to the Amendment dated July       , 2012.

(f)                                    A new Schedule C shall be added which reads in its entirety as set forth on the Exhibit C attached to the Amendment dated July       , 2012.

(h)                                 The following Amendments are hereby rescinded and deleted in their entirety and hereinafter have no further force or effect:

Title of Amendment	Date
Amendment To The Transfer Agency Agreement For IMPRESSNet Services	11/1/2002
Amendment To Transfer Agency Agreement (relating to the PFPC 22c-2 System)	7/18/2007

2.                                       Remainder of Amended Agreement.  Except as explicitly amended by this Amendment No. 5, the terms and provisions of the Amended Agreement are hereby ratified, declared and remain in full force and effect.

3.                                       Governing Law.  The governing law of the Amended Agreement shall be the governing law of this Amendment No. 5.

4.                                       Entire Agreement.  This Amendment No. 5 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

5.                                       Facsimile Signatures; Counterparts.  This Amendment No. 5 may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument.  The exchange of executed copies of this Amendment No. 5 or of executed signature pages to this Amendment No. 5 by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment No. 5.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 5 To Transfer Agency Agreement to be executed by their duly authorized officers as of the day and year first written above.

On Behalf of the The RBB Fund, Inc., and each Fund in its individual and separate capacity	BNY Mellon Investment Servicing (US) Inc.

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE B

Amendments to the Transfer Agency Agreement

Name	Date
Anti-Money Laundering and Privacy Amendment	7/24/2002
Amendment To The Transfer Agency Agreement For IMPRESSNet Services	11/1/2002
Section 312 Foreign Financial Institution Amendment	7/5/2006
Amendment To Transfer Agency Agreement (relating to the PFPC 22c-2 System)	7/18/2007
Amendment No. 5 To Transfer Agency Agreement	7/ /2012

SCHEDULE C

Terms And Conditions Governing Use Of The BNYM System

SECTION 0.                                                                            GENERAL

0.1                               Capitalized Terms.  Capitalized terms not defined in this Schedule C shall have the meaning ascribed to them in the Main Agreement.  Capitalized terms defined in this Schedule C shall have that meaning solely in this Schedule C and not in any other part of the Agreement unless expressly stated otherwise in a specific instance. References to Section numbers in this Schedule C shall mean Sections of this Schedule C unless expressly stated otherwise in a specific instance. References to the “Agreement” in this Schedule C means the Main Agreement and this Schedule C.

0.2                               Purpose.  BNYM utilizes some components of the BNYM System to perform the Core Services.  But BNYM does not utilize all components of the BNYM System to provide the Core Services.  Some components of the BNYM System are maintained by BNYM and offered to customers solely to permit customers to access the data and information maintained in the BNYM System in connection with the Core Services and put it to additional uses.  Consequently, Company is given rights pursuant to this Schedule C (i) to access and use components of the BNYM System, from the Company System (as defined in Section 2.7), to engage in activities that are separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services, and (ii) to authorize third parties, the “Permitted Users”, to access and use certain Component Systems to engage in activities that are also separate and distinct and apart from the activities engaged in by BNYM to provide the Core Services.  Such access and use of the BNYM System by Company from the Company System and by Permitted Users may include the ability to input data and information into the BNYM System that BNYM utilizes in performing the Core Services but which is not required for BNYM to perform the Core Services.  This ability of Company and Permitted Users to access and use the BNYM System represents a service offered by BNYM that is supplemental to the Core Services. No access to or use of the BNYM System by Company or Permitted Users is permitted, required or contemplated by the Core Services or the Main Agreement. This Schedule C governs solely those supplemental services offered by BNYM and Company’s use of them.

SECTION 1.                                                                            CERTAIN DEFINITIONS

“Authorized Person” means the employees of Company and Permitted Users who have been authorized by the Company in accordance with the applicable Documentation and procedures of BNYM to access and use the Licensed System or specific Component Systems and in connection with such access and use to be issued Security Codes (as defined at Section 2.6(b) below).

“BNYM Web Application” means with respect to a relevant Component System the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for BNYM, accessible via the Internet at an Internet address furnished by BNYM for use of the particular Component System.

“Company” means the Fund.

“Company Data” means (i) data and information regarding each Fund and the shareholders and shareholder accounts of each Fund which is inputted into the Licensed System and the content of records, files and reports generated from such data and information by the Licensed System, and (ii) Company 22c-2 Data (as defined in Section 6.16(a) of this Schedule C).

“Company Web Application” means the collection of electronic documents and files, content, text, graphics, processes, functions, and software code, including, but not limited to, HTML and XML files, Java and JavaScript files, graphics files, animation files, data, technology, scripts, programs, interfaces and databases residing on a computer system maintained by or for the Company, connected to the Internet and utilized by the Company in connection with its use of a Component System as contemplated by applicable Documentation.

“Component System” means, as of its relevant License Effective Date, each Listed System and each Support Function that is part of the Licensed System and, subsequent to a relevant License Effective Date, such Listed Systems and Support Functions as they may be changed as provided in subsection (b) of the definition of Licensed System.

“Copy”, whether or not capitalized, means any paper, disk, tape, film, memory device, or other material or object on or in which any words, object code, source code or other symbols are written, recorded or encoded, whether permanent or transitory.

“Core Services” means the services described in the Main Agreement that BNYM is obligation to perform for Company (for clarification: excluding the products and services provided pursuant to this Schedule C).

“Documentation” means any user manuals, reference guides, specifications, documentation, instruction materials and similar recorded data and information, whether in electronic or physical output form, that BNYM makes available to, provides access to or provides to the Company, and that describe how the Licensed System is to be operated by users and set forth the features, functionalities, user responsibilities, procedures, commands, requirements, limitations and capabilities of and similar information about the Licensed System.

“Exhibit 1” means Exhibit 1 to this Schedule C.

“General Upgrade” means (i) an Upgrade that BNYM in its sole and absolute discretion incorporates into the Licensed System at no additional fees or charges to Company, and (ii) an Upgrade that BNYM offers to incorporate into the Licensed System without charge or at such additional fees and charges as the parties shall agree in writing and that Company accepts for incorporation into the Licensed System.

“Harmful Code” means any computer code intentionally designed to (a) disable, impair, delete, damage or corrupt a computer processing system, computer network, computer service, a deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment; (b) impair in any way the operation of any of the foregoing based on the elapsing of a period of time, advancement of a particular date or other numeral (sometimes referred to as “time bombs,” “time locks,” or “drop dead” devices); or (c) permit a non-authorized party to access, transmit or utilize, as appropriate, any computer processing system, computer network, computer service, deliverable for any of the foregoing, interface, data, files, software, storage media, or computer or electronic hardware or equipment without proper consent, (sometimes referred to as “lockups,” “traps,” “access codes,” or “trap door” devices); or (d) any other similar harmful or hidden procedures, routines or mechanisms.

“Intellectual Property Rights” means the legal rights, interests and protections afforded under applicable patent, copyright, trademark, trade secret and other intellectual property laws.

“License Effective Date” means, with respect to each Component System of the Licensed System that Company is given the right to access and use, the date as of which the Company is first given such right to access and use.

“Licensed Services” means all functions performed by the Licensed System.

“Licensed System” means, collectively:

(a)                                  as of its applicable License Effective Date, any one or more of the of the following: (i) any Listed System to which the Company is given access to and use of by BNYM in its entirety; and (ii) any “Support Function”, which is hereby defined to mean any system, subsystem, software, program, application, interface, process, subprogram, series of commands or function, regardless of the degree of separability from or integration with a Listed Program, that Company is given access to and use of to support its utilization of a Listed System - items within “Support Function” and this clause (ii) could be one or more parts of a Listed System or could be items which exist apart from any Listed System but which are provided to support utilization of a Listed System.

(b)                                 Updates, General Upgrades and Company Modifications (as defined at Section 2.16) to the Listed Systems included within clause (a)(i) above and the systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands and functions included within clause (a)(ii) above.

“Listed Systems” means the computer systems listed on Exhibit 1, whether mainframe systems, surround systems, subsystems or component systems, and in the case of the NSCC and CMS means as well the separate and distinct component systems of NSCC and CMS that BNYM may give Company access to and use of at Company’s request in lieu of access to and use of the entire NSCC or CMS.

“Main Agreement” means the part of this Agreement that commences on the first page and ends with but includes Schedule A, excluding Section 3(d) (which incorporates this Schedule C into the Agreement).

“Marks” means trademarks, service marks and trade names as those terms are generally understood under applicable intellectual property laws and any other marks, names, words or expressions of a similar character.

“Permitted User” means a person other than an employee of the Company who is authorized by the Company pursuant to and in accordance with Section 2.1(a)(ii) and all applicable Documentation to access and use one or more specific Component Systems.

“Product Assistance” means assistance provided by BNYM personnel regarding the Licensed System, including regarding its impact on other software, functionality, usage and integration.

“Proprietary Items” means:

(a)                                  (i) All contents of the Listed Systems, (ii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions, regardless of the degree of separability from or integration with a Listed Program, and whether or not part of a Listed Program, that BNYM may at any time provide any customer with access to and use of to support the customer’s s utilization of a Listed System, including the Support Functions,  (iii) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions which BNYM utilizes in providing any of the services, or engaging in any of the activities, contemplated by this Agreement, (iv) all systems, subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions owned, leased, licensed or sublicensed by BNYM which interface with, provide data to or receive data from any of the foregoing, and (v) all updates, upgrades, revisions, modifications, refinements, releases, versions, instances, translations, enhancements and improvements to and of all or any part of the foregoing, whether in existence on, or occurring prior to or subsequent to, the Effective Date (collectively, the “BNYM Software”);

(b)                                 all facilities, central processing units, nodes, equipment, storage devices, peripherals and hardware utilized by BNYM in connection with the BNYM Software (the “BNYM Equipment”);

(c)                                  all documentation materials relating to the BNYM Software, including materials describing functions, capabilities, dependencies and responsibilities for proper operation of the Licensed System, including the Documentation, and all updates, upgrades, revisions, modifications, refinements, releases, versions, translations, enhancements and improvements to or of all or any part of foregoing (the “BNYM Documentation”, and together with the BNYM Software and the BNYM Equipment, the “System” or the “BNYM System”) and all versions of the BNYM System as they may exist after the Effective Date or may have existed at any time prior to the Effective Date;

(d)                                 all methods, concepts, visual expressions, screen formats, file and report formats, interactivity techniques, engine protocols, models and design features used in the BNYM System;

(e)                                  source code and object code for all of the foregoing, as applicable;

(f)                                    all derivative works, inventions, discoveries, patents, copyrights, patentable or copyrightable items and trade secrets prepared or furnished by or for BNYM in connection with the performance of the services or in connection with any activities of the parties related to this Agreement;

(g)                                 all materials related to the testing, implementation, support and maintenance of all of the foregoing;

(h)                                 all other documentation, manuals, tutorials, guides, instructions, policy and procedure documents and other materials in any recorded medium prepared or furnished by or for BNYM in connection with the performance of the Licensed Services or in connection with any activities of the parties related this Agreement;

(i)                                     the contents of all databases and other data and information of whatsoever nature in the BNYM System, other than Company Data, whether residing in the BNYM System or existing outside the BNYM System in recorded form whether in hardcopy, electronic or other format; and

(j)                                     all copies of any of the foregoing in any form, format or medium.

“Terms of Use” means any privacy policy, terms of use or other terms and conditions made applicable by BNYM in connection with the Company’s or a Permitted User’s access to and use of a Component System or a BNYM Web Application or other access site or access method.

“Third Party Products” means the products or services of parties other than BNYM that constitute part of the Licensed System.

“Third Party Provider” means licensors, subcontractors and suppliers of BNYM furnishing the Third Party Products.

“United States” means the states and the District of Columbia of the United States.

“Update” means a modification to a Component System necessary to maintain the operation of the Component System in compliance with the Documentation in effect as of the Component System’s applicable License Effective Date and includes without limitation modifications correcting any design or operational errors in the Component System and modifications enabling the Component System to be operated in any revised operating environment issued by BNYM and excludes Upgrades.

“Upgrade” means an enhancement to a Component System as it exists on its applicable License Effective Date, new features and new functionalities added to the Component System as it exists on its applicable License Effective Date, and all revisions, modifications, refinements, releases, enhancements and improvements to a Component System as it exists on its applicable License Effective Date which change the operation of Component System rather than just bring it into compliance with the applicable Documentation.

SECTION 2.                                                                            LICENSED RIGHTS AND COMPANY OBLIGATIONS

2.1                               Licensed Rights.

(a)                                  (i)                                     BNYM hereby grants to Company a limited, nonexclusive, nontransferable license to access and use the Licensed System in the United States through its employees (other than as expressly permitted otherwise by Section 2.1(a)(ii) below), solely in accordance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, strictly for the internal business purposes of the Company, solely in support of the Core Services and solely for so long as any applicable fees are paid by Company.

(ii)                                  The license granted by Section 2.1(a)(i) includes, where such access and use is expressly contemplated by the Documentation applicable to a particular Component System to which the Company has been given access and use, the right to authorize persons not employees of the Company to access and use in the United States the specified Component System strictly in compliance with applicable Documentation, through the interfaces and telecommunication lines designated by BNYM, solely in support of the Core Services and solely for so long as any applicable fees are paid by Company. Except with respect to Fund shareholders seeking to access IAM, to exercise the right contained in this Section 2.1(a)(ii) the Company must designate such persons to BNYM and approve them in a writing that conforms to the requirements of applicable Documentation and procedures of BNYM and furnish any information reasonably requested by BNYM. Access to IAM for Fund shareholders shall occur in accordance with the Documentation applicable to IAM.  Upon the exercise by Company of the right contained in this Section 2.1(a)(ii), the term Company shall be redefined for all purposes of this Agreement to mean the Company and all Permitted Users, individually and collectively, unless in an individual case the context clearly requires that the definition be restricted solely to the Company.  The Company shall be responsible and liable for compliance by Permitted Users with all applicable terms of the Agreement as if the Permitted Users were its own employees.

(iii)                               Company may not, and shall not under any circumstances grant sublicenses to any right granted by this Section 2.1 or subcontract or delegate any right granted by this Section 2.1 or use the Licensed System to provide services to third parties, other than shareholders of its Funds, or for any other purpose other than that described in Sections 2.1(a)(i) and (ii).

(b)                             The grant of rights in this Section 2.1 shall be construed narrowly.  No grant of license is made hereunder to Company or any other party, except the license to Company expressly provided in this Section 2.1.  The rights granted by this Section 2.1 shall immediately terminate without further action required on anyone’s part, including without prior notification, upon the termination or expiration of the Agreement.  BNYM and its licensors reserve all rights in the BNYM System not expressly granted to Company in this Section 2.1.  Nothing in this Section 2.1 shall be construed to give Company rights of any nature in source code.  The rights granted to Company by this Section 2.1 are sometimes referred to herein as the “Licensed Rights”.

(c)                                  For clarification:

Company may be given access to and use of a Listed System which contains integration points or links to one or more Support Functions that are part of a Listed System to which the Company has not been given access and use (“Linked Functions”).  The Licensed Rights granted by this Section 2.1 to access and use a particular Listed System containing integration points or links to Linked Functions includes the right to access and use such Linked Functions, does not include the right to use the entire Listed System containing the Linked Functions or other subsystems, software, programs, applications, interfaces, processes, subprograms, series of commands or functions in that Listed System.  To the extent exercise of Licensed Rights hereunder inadvertently or otherwise results in access to or use of a Component System or other system, subsystem, software, program, application, interface, process, subprogram, series of commands or function which is not part of the its Licensed System, all terms of this Agreement shall apply to such access and use.

2.2                               Documentation.  Company shall use the Licensed System solely and strictly in accordance and compliance with the Documentation provided or made available to Company by BNYM from time to time and any specifications contained therein.  Company may use only the number of copies of the Documentation that are provided to Company and may not make any additional copies of such Documentation, except that Company may copy the Documentation to the extent reasonably necessary for routine backup and disaster recovery purposes and upon request of an applicable regulatory authority.  Company shall pay BNYM such fees as it has established for copies of the Documentation, if any, as listed in the Fee Agreement.

2.3                               Third Party Software and Services.  Company acknowledges that Third Party Products may constitute part of the Licensed System.  Company’s use of Third Party Products shall be subject to the terms and conditions of this Agreement; provided, however, access, use, maintenance and support of Third Party Products made available to Company after an applicable License Effective Date may be conditioned upon Company’s execution of an agreement with the applicable Third Party Provider (“Third Party Agreement”) which would provide for certain rights and obligations between the Company and the Third Party Provider (“Direct Third Party Product”), in which case the terms of the Third Party Agreement will also apply to Company’s use of the particular Third Party Product. Notwithstanding the foregoing sentences of this Section 2.3, Company acknowledges that BNYM is not responsible for, nor does BNYM warrant the performance or other features of, nor can it fix errors or defects in, third party software and services and BNYM’s sole obligation with respect to third party software and services is to inform the third party of any errors, defects, deficiencies or other matters regarding the third party software and services of which BNYM is made aware by Company and to request remediation of the errors, defects or deficiencies by the third party to the extent BNYM determines remediation to be reasonably available pursuant to the terms of the agreement with the third party.

2.4                               Compliance With Applicable Law.  Company shall comply with all laws, regulations, rules and orders of whatsoever nature of governmental bodies and authorities (whether legislative, executive, independent, self-regulatory or otherwise) applicable to the business or activities in connection with which it utilizes the Licensed System.

2.5                               Responsibility For Use.

(a)                                  The Company alone will be responsible for furnishing, or arranging for a third party to furnish, all data and information required by the Documentation and the specifications therein for the Licensed System to function and perform in accordance with the Documentation, other than the data and information residing in the Licensed System in connection with BNYM’s performance of the Core Services.  BNYM shall have no liability or responsibility for any Loss caused in whole or in part by the Company’s or a Permitted User’s exercise of the Licensed Rights or use of the

Licensed System or by data or information of any nature inputted into the Licensed System by or under the direction or authorization of Company or a Permitted User; provided, however, this Section 2.5 shall not relieve BNYM of its obligation to act in accordance with its obligations under the Main Agreement. Company shall be responsible and solely liable for the cost or expense of regenerating any output or other remedial action if the Company, a Permitted User or an agent of either shall have failed to transmit properly and in the correct format any data or information, shall have transmitted erroneous or incorrect information or data, or shall have failed to timely verify or reconcile any such data or information when it is generated by the System (“Data Faults”).

(c)                                  Company warrants that the data transmitted to the Licensed System by or under the direction or authorization of Company or Permitted Users will not disrupt, disable, harm, or otherwise impede in any manner the operation of the Licensed System or any associated software, firmware, hardware, or BNYM computer system or network.

2.6                               Internal Control Obligations.

(a)                                  Company shall adopt and implement commercially reasonable internal control procedures regarding the use of the Licensed System, which internal control procedures shall be reasonably designed to ensure that any use of the Licensed System complies with (i) Sections 2.1, 2.2, 2.6, 2.12, 2.17, 2.20 and 3.4 of this Schedule C, and (ii) applicable Documentation.

(b)                                 Company shall establish and adhere to security policies and procedures intended to (i) safeguard the System from unauthorized or improper access and use from equipment utilized by the Company, (ii) safeguard the integrity and validity of any user identifications, access passwords, mnemonics and other security data elements related to accessing the Licensed System or any Component System (“Security Codes”), and (iii) prevent unauthorized access to and protect electronically stored, processed or transmitted information.  Such policies and procedures shall be at least equal to industry standards and any higher standard agreed upon by the Parties.

(c)                                  Unless Company obtains prior written permission from BNYM, Company shall permit only Authorized Persons to use Security Codes assigned to or selected by Company with respect to the Licensed System. The Security Codes shall constitute Confidential Information of both Company and BNYM under the Agreement subject to all obligations thereunder, and Company shall not permit access to Security Codes to any person other than Authorized Persons. Company shall notify BNYM immediately if Company has reason to believe that any person who is not an Authorized Person has obtained access to a Security Code or accessed or used the Licensed System, that an Authorized Person has accessed or used the Licensed System using Security Codes not assigned to that Authorized Person, that any other loss of confidentiality with respect to a Security Code has occurred or the security of the Licensed System has otherwise been breached.

(d)                                 Company shall verify and confirm all information entered on the Licensed System and shall notify BNYM of any error in any information entered on the Licensed System as soon as practicable following Company’s knowledge of such error.

(e)                                  Company will not recirculate, redistribute or otherwise retransmit or re-rout the Licensed System to any third party or authorize the use of any information included on the Licensed System on any equipment or display not authorized by BNYM without BNYM’s prior express written approval.

2.7                               Company Resources.

(a)                                  Company will be solely responsible, at Company’s expense, for procuring, maintaining, and supporting all third-party software and all workstations, personal computers, printers, controllers or other hardware or peripheral equipment at Company’s sites (“Company System”) required for Company to operate the Licensed System in accordance with the Documentation and specifications provided by BNYM from time to time.  BNYM will provide Company with specifications for Company System, including any requirements relating to the connection and operation of Company System with the Licensed System and Third Party Products.  Company shall conform its operating system environment to the operating system requirements provided by BNYM for the Licensed System.  Company will support and maintain Company’s System as necessary to ensure its operation does not impact the Licensed System adversely or otherwise in a manner not contemplated by the Documentation.

(b)                                 Company shall, at its own expense, devote such of the Company System and other equipment, facilities, personnel and resources reasonably necessary to (a) implement the Licensed System, (b) be trained in the use of the Licensed System, (c) perform timely any electrical work and cable installation necessary for Company’s use of the Licensed System, and (d) begin using the Licensed System on a timely basis.  BNYM shall not be responsible for any delays or fees and costs associated with Company’s failure to timely perform its obligations under this Section 2.7.

2.8                               Company Telecommunications and Data Transmissions.  Company will be solely responsible for complying at all times with telecommunications requirements designated by BNYM for use of the Licensed System.  Any data or information electronically transmitted by or on behalf of Company to the Licensed System will be so transmitted solely and exclusively in the format specified by BNYM.

2.9                               Notices Of Material Increase In Use.  Company shall give advance written notice to BNYM whenever Company intends to increase its scope of use of the Licensed System in any material respect.  Upon receipt of such notice, Company and BNYM shall mutually agree in writing on any required changes to the Company’s scope of use for the Licensed System and, if applicable, the corresponding fees with respect to such increased scope.

2.10                        Certifications and Audits.  Company shall promptly complete and return to BNYM any certifications which BNYM in its sole discretion may from time to time send to Company, certifying that Company is using the Licensed System in strict compliance with the terms and conditions set forth in this Agreement.  BNYM may, at its expense and after giving reasonable advance written notice to Company, enter Company locations during normal business hours and audit Company’s utilization of the Licensed System, the number of copies of the Documentation in Company’s possession, and the scope of use and information pertaining to Company’s compliance with the provisions of this Agreement.  The foregoing right may be exercised directly by BNYM or by delegation to an independent auditor acting on its behalf.  If BNYM discovers that there is any unauthorized scope of use or that Company is not in compliance with the aforementioned provisions, Company shall reimburse BNYM for the full costs incurred in conducting the audit.

2.11                        Taxes.  The amounts payable by Company to BNYM in consideration of the performance of services by BNYM under the Agreement, including providing access to and use of the Licensed System pursuant to this Schedule C, do not include, and Company will timely pay, all federal, state and local taxes (including sales, use, excise and property taxes), if any, assessed or imposed in connection therewith, excluding any taxes imposed upon BNYM based upon BNYM’s net income.

2.12                        Use Restrictions.

(a)                                  Company will not do or attempt to do, and Company will not permit any other person or entity to do or attempt to do, any of the following, directly or indirectly:

(i)                                   use any Proprietary Item for any purpose, at any location or in any manner not specifically authorized by this Agreement;

(ii)                                make or retain any copy of any Proprietary Item except as specifically authorized by this Agreement;

(iii)                            create, recreate or obtain the source code for any Proprietary Item;

(iv)                            refer to or otherwise use any Proprietary Item as part of any effort to develop other software, programs, applications, interfaces or functionalities or to compete with BNYM or a Third Party Provider;

(v)                               modify, adapt, translate or create derivative works based upon any Proprietary Item, or combine or merge any Proprietary Item or part thereof with or into any other product or service not provided for in this Agreement and not authorized in writing by BNYM;

(vi)                        remove, erase or tamper with any copyright or other proprietary notice printed or stamped on, affixed to, or encoded or recorded in any Proprietary Item, or fail to preserve all copyright and other proprietary notices in any copy of any Proprietary Item made by Company;

(vii)                         sell, transfer, assign or otherwise convey in any manner any ownership interest or Intellectual Property Right of BNYM, or market, license, sublicense, distribute or otherwise grant, or subcontract or delegate to any other person, including outsourcers, vendors, consultants, joint venturers and partners, any right to access or use any Proprietary Item, whether on Company’s behalf or otherwise;

(viii)                      subcontract for or delegate the performance of any act or function involved in accessing or using any Proprietary Item, whether on Company’s behalf or otherwise;

(ix)                              reverse engineer, re-engineer, decrypt, disassemble, decompile, decipher, reconstruct, re-orient or modify the circuit design, algorithms, logic, source code, object code or program code or any other properties, attributes, features or constituent parts of any Proprietary Item;

(x)                                 take any action that would challenge, contest, impair or otherwise adversely effect an ownership interest or Intellectual Property Right of BNYM;

(xi)                              use any Proprietary Item to provide remote processing, network processing, network communications, a service bureau or time sharing operation, or services similar to any of the foregoing to any person or entity, whether on a fee basis or otherwise;

(xii)                           allow Harmful Code into any Proprietary Item, as applicable, or into any interface or other software or program provided by it to BNYM, through Company’s systems or personnel or Company’s use of the Licensed Services or Company’s activities in connection with this Agreement.

(b)                                 Company shall, promptly after becoming aware of such, notify BNYM of any facts, circumstances or events regarding its or a Permitted User’s use of the Licensed System that are reasonably likely to constitute or result in a breach of this Section 2.12, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

2.13                        Restricted Party Status.  Company warrants at all times that it is not a “Restricted Party”, which shall be defined to mean any person or entity: (i) located in or a national of Cuba, Iran, Libya, North Korea, Sudan, Syria, or any other countries that may, from time to time, become subject to U.S. export controls for anti-terrorism reasons or with which U.S. persons are generally prohibited from engaging in financial transactions; (ii) on the U.S. Department of Commerce Denied Person’s List, Entity List, or Unverified List; U.S. Department of the Treasury list of Specially Designated Nationals and Blocked Persons; or U.S. Department of State List of Debarred Parties; (iii) engaged in activities involving nuclear materials or weapons, missile or rocket technologies, or proliferation of chemical or biological weapons; (iv) affiliated with or a part of any non-U.S. military organization, or (v) designated by the U.S. Government to have a status equivalent to any of the foregoing.  If Company becomes a Restricted Party during the term of this Agreement, the Licensed Rights shall terminate immediately without notice and Company shall have no further rights to use the Licensed System.

2.14                        Mitigation Measures.  Company shall take commercially reasonable measures (except measures causing it to incur out-of-pocket expenses which BNYM does not agree in advance to reimburse) to mitigate losses or potential losses to BNYM, including taking verification, validation and reconciliation measures that are commercially reasonable or standard practice in the Company’s business.

2.15                        Company Dependencies.  To the extent an obligation of BNYM under this Schedule C is dependent and contingent upon Company’s or Permitted User’s performance of an action or refraining from performing an action that has been specified or described in this Schedule C or the Documentation or that is part of practices and procedures which are commercially reasonable or standard in the user’s industry (“Company Dependency”), BNYM shall not be liable for Loss to the extent caused by or resulting from, or that could have been avoided but for, a failure to properly perform or a delay in properly performing a Company Dependency and BNYM’s obligation to perform an obligation contemplated by this Agreement shall be waived or delayed to the extent the performance of the related Company Dependency is not properly performed or is delayed .

2.16                        Software Modifications.  Company may request that BNYM, at Company’s expense, develop modifications to the software constituting a part of the Licensed System that BNYM generally makes available to customers for modification (“Software”) that are required to adapt the Software for Company’s unique business requirements.  Such requests, containing the material features and functionalities of all such modifications in reasonable detail, will be submitted by Company in writing to BNYM in accordance with the applicable, commercially reasonable procedures maintained by BNYM at the time of the request.  Company shall be solely responsible for preparing, reviewing and verifying the accuracy and completeness of the business specifications and requirements relied upon by BNYM to estimate, design and develop such modifications to the Software.  BNYM shall have no obligation to develop modifications to the Licensed System requested by Company, but may in its discretion agree to develop requested modifications which it, in its sole discretion, reasonably determines it can accomplish with existing resources or with readily obtainable resources without disruption of normal business operations provided Company agrees at such time in writing to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification.  BNYM shall be obligated to develop modifications under this Section 2.16 only upon the execution of and in accordance with a writing containing, to BNYM’s reasonable satisfaction, all necessary business and technical terms, specifications and requirements for the modification as determined by BNYM in its sole judgment (“Customization Order”) and Company’s agreement to pay all costs and expenses, including out-of-pocket expenses, associated with the customized modification (“Customization Fee Agreement”).   All modifications developed and incorporated into the Licensed System pursuant to a Customization Order are referred to herein as “Company Modifications”.  BNYM may make Company Modifications available to all users of the Licensed System, including BNYM, at any time after implementation of the particular Company Modification and any entitlement of Company to reimbursement on account of such action must be contained in the Customization Fee Agreement.

2.17                        Export of Software.  The Company and Permitted Users are without exception prohibited from (i) accessing or using the BNYM System outside the United States, or (ii) exporting, transmitting, transferring or shipping any Proprietary Item to a country or jurisdiction outside the United States.  No provision of the Agreement shall be interpreted to require BNYM to permit access or use outside the United States or to export any Proprietary Item to a country or jurisdiction outside the United States. The Company shall comply with all applicable export and re-export restrictions and regulations of the U.S. Department of Commerce or other U.S. agency or authority and the Company may not transfer a Proprietary Item in violation of any such restrictions and regulations.

2.18                        Permitted Users Contemplated By Documentation.  Notwithstanding any other provision of the Agreement, to the extent Documentation applicable to a particular Component System contemplates that Company Data will be transmitted or transferred to a Permitted User outside the BNYM System, that Company Data will be made available within the BNYM System for retrieval by a Permitted User for use outside the BNYM System, that the Company Data will be provided or made available to Permitted Users within the BNYM System for use by the Permitted User within the BNYM System or within a system of the Permitted User, or that the Company may authorize Permitted Users to access and use Company Data contained within the Licensed System in any other manner:

(i)                                   The Company hereby grants to BNYM a worldwide, royalty-free, non-exclusive right and license to display the Company Data through any BNYM Web Application contemplated by the Documentation for the applicable Component System and hereby authorizes and directs BNYM, as appropriate, to transmit, transfer, make available and provide the Company Data to Permitted Users, as contemplated by the Documentation applicable to the particular Component System, including without limitation through the Internet or other communication link or method and a BNYM Web Application or other access site or method designated by BNYM for use of the particular Component System;

(ii)                                The Company hereby authorizes and directs BNYM, (A) to permit Permitted Users to view and use Company Data within the Licensed System as contemplated by applicable Documentation, (B) to act on behalf of a shareholder in any way contemplated by applicable Documentation and authorized by the Company in accordance with applicable Documentation, including to effect purchases, sales, redemptions, distributions, exchanges, transfers and other activities and to change the status, data or information involving a shareholder account or assets in a shareholder account, and (C) to the extent contemplated by applicable Documentation, to permit Permitted Users to download and store, copy in on-line and off-line form, reformat, perform calculations with, and distribute, publish, transmit, and display the Company Data in the systems of the Permitted User and to and through any relevant BNYM Web Application;

(iii)                             The Company shall have sole responsibility for imposing any desired use restrictions on Permitted Users to the extent use restrictions are contemplated by the applicable Documentation and BNYM shall cooperate in a commercially reasonable manner in imposing such use restrictions to the extent the applicable Documentation contemplates a role for BNYM in imposing such use restrictions;

(iv)                            The Company acknowledges and agrees that it alone is responsible for entering into agreements with Permitted Users governing the terms and conditions, as between the Company and the Permitted User, of the Permitted User’s use of the Company Data; the Company releases BNYM from any and all responsibility and duty for obtaining any such agreements, including agreements relating to confidentiality and privacy of the data and information, and for any monitoring, supervision or inspection of Permitted Users of any nature; the Company releases BNYM from any Loss the Company may incur, and will indemnify and defend BNYM for any Loss it may incur, arising or resulting from or in connection with Company Data after BNYM, as appropriate, transmits, transfers, makes available or provides the Company Data to the Permitted User in accordance with applicable Documentation, whether through a BNYM Web Application or otherwise;

(v)                               The Company shall be responsible and liable to BNYM for the acts and omissions of Permitted Users while accessing and using a Component System pursuant to authorization from the Company and shall indemnify and defend BNYM for all Loss arising from or related to acts or omissions by a Permitted User that would constitute a breach of this Agreement if committed by the Company, that constitute reckless or intentional misconduct or that constitute a breach of a duty of the Permitted User imposed by this Schedule C; and

(vi)                            BNYM may immediately terminate access to and use of the Licensed System by a Permitted User if BNYM reasonably believes conduct of the Permitted User would constitute a breach of this Agreement if committed by the Company, constitutes reckless or intentional misconduct, or constitutes a breach of a duty of the Permitted User imposed by this Schedule C, applicable Documentation or applicable Terms of Use.

2.19                        Communications with Third Parties regarding Component System Services.  The Company shall be solely responsible for communicating with third parties to the extent such is reasonably required for services to be provided in accordance with the Documentation for the particular Component System.

2.20                        Compliance with Terms Of Use.  The Company’s and, to the extent applicable in connection with a particular Component System, each Permitted User’s use of a Component System, a BNYM Web Application and any other access site or access method to a particular Component System shall be conducted in full compliance with applicable Terms of Use.  In addition, Permitted Users shall be required to comply with requirements set forth in applicable Documentation, including requirements relating to Security Codes, as a condition to use of particular Component Systems.

2.21                        Third Party Providers To The Company.  The Company shall have sole responsibility to maintain through itself or its agents all agreements with third party providers that may be appropriate for use of a Component System and to pay as they come due all fees and charges associated with such agreements either directly or as passed through on invoices of BNYM.

2.22                        Fees.  The Company shall be obligated to pay to BNYM such fees and charges for access and use of any part of the Licensed System as may be set forth in the Fee Agreement and such fees and charges shall be paid in accordance with any applicable provisions set forth in the Main Agreement.

SECTION 3.                                                                            PROVISIONS REGARDING BNYM

3.1                               Right to Modify.  BNYM may alter, modify or change the Licensed System or any component, code, language, format, design, architecture or element of the Licensed System and present such alterations, modifications and changes to Company as Updates or Upgrades; provided, however, at no time shall this section be interpreted in such a manner as to allow BNYM by such alterations, modifications or changes to fail to comply with any term of this Schedule C.

3.2                               Training and Product Assistance.  BNYM agrees to use commercially reasonable efforts to provide requested training and Product Assistance for Company’s personnel at BNYM’s facilities or at Company’s facilities in connection with access to and use of the Licensed System and subsequent Updates, as reasonably requested by Company, at BNYM’s then-current charges and rates for such services.  All reasonable travel and out-of-pocket expenses incurred by BNYM personnel in connection with and during such training or Product Assistance shall be borne by Company upon pre-approval in writing.

3.3                               Monitoring.  BNYM is not responsible for Company’s or Permitted User’s use of the Licensed System but shall have the right to monitor such use on BNYM’s network solely to verify compliance with the terms and conditions set forth herein and for operational purposes related to the delivery of services by the Licensed System.

3.4                               Additional Security Measures.  BNYM shall have the right to institute and require additional security measures in connection with Company’s and Permitted User’s access to and use of the Licensed System that it in its sole discretion determines to be appropriate under the circumstances upon reasonable advance notice, and Company and Permitted Users shall be required to comply with any additional security requirements adopted pursuant to this Section 3.4.

3.5                               BNYM Failure to Receive Data.  BNYM shall not be liable for data or information which the Company, a Permitted User or an agent of either transmits or attempts to transmit to BNYM in connection with its use of a

Component System and which is not received by BNYM or for any failure of a Component System to perform a function in connection with any such data or information.  BNYM shall not be obligated to ascertain the accuracy, actual receipt by it or successful transmission to it of any data or information in connection with the Company’s or a Permitted User’s use of a Component System or to confirm the performance of any function by a Component System based on the transmission of instructions, data or information to BNYM in connection with such use by the Company or a Permitted User.  Sole responsibility for the foregoing shall rest with the party initiating the transmission.

3.6                               ACH Activity.  To the extent contemplated by the Documentation, and to the extent authorized by the Company and agreed to by BNYM in its sole discretion, BNYM will accept bank account information over the Internet or other communication channel from Permitted Users and take such other actions as may be appropriate to facilitate movement of money to and from shareholder accounts through the Automated Clearing House (“ACH”).  The Company shall be solely responsible for all market risk (gain/loss liability) associated with transactions utilizing the ACH process.

SECTION 4.                                                                            OWNERSHIP AND OTHER RIGHTS

4.1                               BNYM Ownership.

(a)                                  BNYM and its licensors, subcontractors and suppliers will continue to own all of their respective right, title, and interest, including Intellectual Property Rights, in and to the BNYM System and the Proprietary Items, regardless of any participation, contributions, collaboration or other participation of the Company in or to the foregoing, and including any part of the foregoing that may be created by or on behalf of, at the direction of or pursuant to business requirements and other specifications provided by the Company, such as, but not limited to, Company Modifications.  For purposes of clarification: the BNYM System and any modifications to the BNYM System or a Proprietary Item, whether or not ordered or paid for by the Company as a customization, are not intended to be and are not a “works made for hire” under Section 101 of the Copyright Act or under any other applicable law, remain proprietary to and the exclusive property of BNYM and accordingly Company hereby transfers, conveys and assigns any ownership interests or intellectual property rights it may have in and to Proprietary Items to BNYM.  To the extent requested by BNYM, Company shall cooperate with BNYM, at BNYM’s expense, to cause to vest in BNYM any ownership interests or Intellectual Property Rights in any of the forgoing that do not automatically vest in BNYM.

(b)                                 In the event a Company Web Application contains a Proprietary Item or other intellectual property of BNYM, including, but not limited to, rights in copyrighted works, trademarks and trade dress, BNYM shall retain all rights in such Proprietary Item or other intellectual property. To the extent a Proprietary Item or other intellectual property of BNYM is duplicated within a Company Web Application to replicate the “look and feel,” “trade dress” or other aspect of the appearance or functionality of a BNYM Web Application or other component of the BNYM System, BNYM grants to the Company a limited, non-exclusive, non-transferable license to such a Proprietary Item or other intellectual property for the duration of its authorized use of the applicable Component System. The license granted by the foregoing sentence is limited to the intellectual property needed to replicate the appearance of the particular BNYM Web Application or other component of the BNYM System and does not extend to any other Proprietary Item or other intellectual property owned by BNYM.  Company shall immediately cease using such Proprietary Item or other intellectual property immediately upon termination of the Licensed Rights governing the relevant Component System.

(c)                                  This Agreement is not an agreement of sale, and no title, patent, copyright, trademark, service mark, trade secret, intellectual property or other ownership rights to any Proprietary Items are transferred to Company by virtue of this Agreement.  Upon BNYM’s request, the Company shall promptly inform BNYM in writing of the quantity and location of any tangible Proprietary Item furnished to Company in connection with this Agreement.  Nothing contained in this Agreement, no disclosure of BNYM Confidential Information and no use of Proprietary Items hereunder shall be construed as granting to or conferring on Company any rights, by license or otherwise, for any invention, discovery or improvement made, conceived, or acquired by BNYM prior to or after the date hereof.  No patent application that may hereafter be made, and no claim to any trade secret or other protection, shall be prejudiced by any disclosure of Confidential Information or use of Proprietary Items hereunder.  Any sale, assignment or transfer of any nature or in any manner, or any attempt to do such, by Company or any party through Company of any ownership interest or Intellectual Property Right of BNYM in the Proprietary Items shall be void. Any subcontracting or delegation of any right to access or use a Proprietary Item and any subcontracting for or delegation of the performance of any activities or functions involved in accessing or using a Proprietary Item shall be void and unenforceable against BNYM.

4.2                               Company Ownership.  Company will own its respective right, title, and interest, including Intellectual Property Rights, in and to the Company Data.  Company hereby grants BNYM a limited, nonexclusive, nontransferable license to access and use the Company Data, and consents to BNYM’s permitting access to, transferring and transmitting Company Data, all as appropriate to Company’s use of the Licensed Rights or as contemplated by the Documentation.

4.3                               Mutual Retention of Certain Rights.  Each party acknowledges and agrees that, other than the Licensed Rights provided for by Section 2.1 of this Schedule C, this Agreement does not give a party any right, title or interest in or to any ownership or other rights of the other party to property.  Any software, interfaces or other programs a party provides to the other party hereunder (i) shall be used solely by such receiving party and only during the term of the Agreement and only for the purpose it was provided and in accordance with the provisions of this Agreement, and (ii) shall not be used by such party or any affiliate for any other purpose or to connect to or with any other person.  To the extent the Intellectual Property Rights of one party are cached to expedite communication, such party grants to the other party a limited, non-exclusive, non-transferable license to such Intellectual Property Rights for a period of time no longer than that reasonably necessary for the communication and a party shall immediately cease using such Intellectual Property Rights immediately upon termination of the Licensed Rights governing the relevant Component System.

4.4                               Use of Hyperlinks.  To the extent use of hyperlinks is contemplated by the Documentation for a particular Component System:  The Company hereby grants to BNYM a royalty-free, nonexclusive, nontransferable and revocable right and license to use the Company’s hyperlink in connection with the relevant Licensed Services; BNYM hereby grants to the Company a royalty-free, nonexclusive, nontransferable and revocable right and license to use BNYM ‘s hyperlink in connection with providing the relevant Licensed Services; each party shall reasonably cooperate with the other party concerning the placement, location and destination of such hyperlinks; and a party shall immediately cease using another party’s hyperlink immediately upon termination of the Licensed Rights governing the relevant Component System.

4.5                               Use of Marks.  To the extent one party’s Marks must be utilized by the other party in connection with the operation of a particular Component System or the Licensed Services related to the particular Component System: the Company hereby grants to BNYM a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System;  BNYM hereby grants to the Company a non-exclusive, limited license to use its Marks solely in connection with the Licensed Services provided by the Component System; all use of Marks shall be in accordance with the granting party’s reasonable policies regarding the advertising and usage of its Marks as established from time to time;  the Company hereby grants BNYM the right and license to display the Company’s Mark’s on applicable BNYM Web Applications and in advertising and marketing materials related to the BNYM Web Application and the Licensed Services provided by the relevant Component System;  each party shall retain all right, title and interest in and to its Marks worldwide, including any goodwill associated therewith, subject to the limited license granted in this Section 4.5; use of the Marks hereunder by the grantee pursuant to this limited license shall inure to the benefit of the trademark owner and grantees shall take no action that is inconsistent with the trademark owner’s ownership thereof; each party shall exercise reasonable efforts within commercially reasonable limits, to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided to it by the other party in writing from time to time, and all “point and click” features relating to Authorized Persons’ acknowledgment and acceptance of such disclaimers and notifications; and a party shall immediately cease using another party’s Marks immediately upon termination of the Licensed Rights governing the relevant Component System.

SECTION 5.                                                    REPRESENTATIONS, WARRANTIES & COVENANTS; INDEMNIFICATION

5.1                               Mutual Representations, Warranties and Covenant.   Each party warrants, represents and covenants to the other party that it will use commercially reasonable efforts to avoid engaging in any act, omission or conduct which would result in the introduction into the software or systems of the other party any computer software routines, code or programming devices designed to permit unauthorized persons to access or use the other party’s software, systems or Confidential Information or data resident in the other party’s systems or to disrupt, interfere, impair, reprogram, recode, disable, modify, destroy or damage the other party’s software or systems or the operation thereof, any data resident in the other party’s systems, or any party’s lawful and valid access to or use of the other party’s software or systems, including without limitation any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus”, “preventative routine,” “disabling code,” or “cookie”.

5.2                               Right to Grant Licensed Rights; No Infringement; BNYM Indemnification.

(a)                                  BNYM warrants to Company that BNYM has the full legal right to grant Company the right to use the Licensed System, as and to the extent permitted under this Agreement, and that the Licensed System when properly used for the purpose and in the manner specifically authorized by this Agreement, does not to BNYM’s knowledge infringe in any material respect upon any United States patent or copyright or any trade secret or other proprietary right of any person.  BNYM shall defend and indemnify Company against any third party claim to the extent attributable to a violation of the foregoing warranty.  BNYM shall have no liability or obligation under this Section 5.2 unless Company gives written notice to BNYM within ten (10) days (provided that later notice shall relieve BNYM of its liability and obligations under this Section 5.2 only to the extent that BNYM is prejudiced by such later notice) after any applicable infringement claim is initiated against Company and allows BNYM to have sole control of the defense or settlement of the claim.  The remedies provided in this Section 5.2 are the sole remedies for a breach of the warranty contained in this Section 5.2.  If any applicable claim is initiated, or in BNYM’s sole opinion is likely to be initiated, then BNYM shall have the option, at its expense, to:

(i)                                   modify or replace the Licensed System or the infringing part of the Licensed System so that the Licensed System is no longer infringing; or

(ii)                                procure the right to continue using or providing the infringing part of the Licensed System; or

(iii)                             if neither of the remedies provided for in clauses (i) and (ii) can be accomplished in a commercially reasonable fashion, limit or terminate the Licensed Rights with respect to the infringing part of the Licensed System and refund any fees paid by the Company with respect to future periods affected by such limitation or termination.

(b)                                 Neither BNYM nor any Third Party Provider shall have any liability under any provision of this Agreement with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to (i) Company’s use of a Proprietary Item in a negligent manner or any manner not consistent with this Schedule C or Company’s breach of this Schedule C; (ii) any modification or alteration of a Proprietary Item made by anyone other than BNYM or made by BNYM at the request or direction of the Company, (iii) BNYM’s compliance with the instructions or requests of Company relating to a Proprietary Item; (iv) any combination of a Proprietary Item with any item, service, process or data not provided by BNYM, (v) third parties gaining access to a Proprietary Item due to acts or omissions of Company, (vi) third party software not recommended by BNYM or the use of open source software, (vii) Company’s failure to license and maintain copies of any third-party software required to operate the any BNYM Software, (viii) Company’s failure to operate the BNYM Software in accordance with the Documentation, or (ix) Data Faults. (collectively, “Excluded Events”). Company will indemnify, and with respect to third party claims will defend, and hold harmless BNYM and Third Party Providers from and against any and all Loss and claims resulting or arising from any Excluded Events.

5.3                               BNYM Warranties.  BNYM warrants that:

(i)                                   except for Direct Third Party Products, with respect to which no warranty is made, and subject to the last sentence of Section 2.3, the Licensed System, if used in accordance with applicable Documentation, will operate in material conformity with applicable Documentation, and in the event of a breach of this clause (i) BNYM shall take commercially reasonable actions to restore performance of the Licensed System to the requirements of the foregoing warranty;

(ii)                               BNYM owns, or has the right to use under valid and enforceable agreements, all Intellectual Property Rights reasonably necessary for and related to the provision of the Licensed Rights and to grant the license granted under Section 2.1;

(iii)                             BNYM’s business is in material compliance with applicable law and regulations the failure to comply with which would have a material adverse effect on BNYM’s performance of its obligations under this Schedule C; and

(iv)                            BNYM has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of BNYM.

5.4                               Warranty Disclaimer.  THE LICENSED SYSTEM AND ALL RELATED SERVICES ARE MADE AVAILABLE TO COMPANY ON AN “AS IS”, “AS AVAILABLE” BASIS.  UNLESS A SPECIFIC WARRANTY IS EXPRESSLY GIVEN IN THIS SCHEDULE D, NO WARRANTY OF ANY NATURE, EXPRESS OR IMPLIED, IS MADE IN THIS SCHEDULE D, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY AS TO THE AVAILABILITY, CONDITION, MERCHANTABILITY, NON-INFRINGEMENT, DESIGN, OPERATION OR FITNESS FOR OR SATISFACTION IN REGARDS TO A PARTICULAR PURPOSE.

5.5                               Limitation of Warranties.  The warranties made by BNYM in this Schedule C, and the obligations of BNYM under this Schedule C, run only to Company and not to its affiliates, its customers or any other persons.

SECTION 6                                                                               OTHER PROVISIONS

6.1                               Scope of Services.  The scope of services to be provided by BNYM under this Agreement shall not be increased as a result of new or revised regulatory or other requirements that may become applicable with respect to the Company, unless the parties hereto expressly agree in writing to any such increase.  BNYM shall not be obligated to develop or implement Upgrades, but to the extent it elects to do so Section 3.1 shall apply.

6.2                               Additional Provision Regarding Governing Law.  This Agreement will not be governed by the United Nations Convention on Contracts for the International Sale of Goods. The Uniform Computer Information Transaction Act drafted by the National Conference Of Commissioners On Uniform State Laws, or a version thereof, or any law based on or similar to such Act (“UCITA”), if and as adopted by the jurisdiction whose laws govern with respect to this Agreement in any form, shall not apply to this Agreement or the activities contemplated hereby.  To the extent UCITA is applicable notwithstanding the foregoing, the parties agree to opt out of the applicability of UCITA pursuant to the “opt out” provisions contained therein.

6.3                               Third Party Providers.  Except for those terms and conditions that specifically apply to Third Party Providers, under no circumstances shall any other person be considered a third party beneficiary of this Agreement or otherwise entitled to any rights or remedies under this Agreement.  Except as may be provided in Third Party Agreements, Company shall have no rights or remedies against Third Party Providers, Third Party Providers shall have no liability of any nature to the Company, and the aggregate cumulative liability of all Third Party Providers to the Company shall be $1.

6.4                               Liability Provisions.

(a)                                  Notwithstanding any provision of the Main Agreement or this Schedule C, BNYM shall not be liable under this Schedule C under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, for exemplary, punitive, special, incidental, indirect or consequential damages, or for any other damages which are not direct damages regardless of whether such damages were or should have been foreseeable and regardless of whether any entity has been advised of the possibility of such damages, all and each of which damages is hereby excluded by agreement of the parties.

(b)                                 Notwithstanding any provision of the Main Agreement or this Schedule C, BNYM’s cumulative, aggregate liability to the Company for any and all Loss, including Loss arising from Claims for indemnification pursuant to the Main Agreement and this Schedule C, that arises or relates to a term of this Schedule C, the recovery of which is not otherwise excluded or barred by another provision of this Agreement, shall not exceed the fees paid by Company to BNYM for use of the particular Component System with respect to which the claim of Loss was made for the six (6) months immediately prior to the date the last claim of Loss relating to the particular Component System arose.

(c)                                  In the event of a material breach of this Schedule C by BNYM with respect to the operation of a particular Component System, Company’s sole and exclusive termination remedy shall be to terminate the Licensed Rights granted by this Schedule C to the particular Component System with respect to which the material breach occurred by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement, but the Company shall not be entitled to terminate any other provision of the Agreement or the Licensed Rights with respect to any other Component System. For purposes of clarification: The foregoing sentence is not intended to restrict, modify or abrogate any remedy available to a Company under another provision of the Agreement for a breach of Schedule C by BNYM other than the termination remedy.

6.5                               Assignment.  Company may not, and shall not under any circumstances, assign, sublicense or otherwise transfer any Licensed Rights or any part thereof or any obligation under this Schedule C, and any such assignment or transfer or attempted assignment or transfer shall be void.

6.6                               Return of Proprietary Items.  Upon a termination of this Agreement or a termination of the license to use the Licensed System or a license to use a particular Component System, or at the end of a Continuation Period (as defined in Section 6.16), as applicable, Company shall immediately cease attempts to access and use the relevant Component Systems and related Proprietary Items, and Company shall promptly return to BNYM all copies of the relevant Documentation and any other related Proprietary Items then in Company’s possession. Company shall remain liable for any payments due to BNYM with respect to the period ending on the date of termination or any Continuation Period, as applicable, and any charges arising due to the termination.

6.7                               Conflicts.  Applicable terms of the Main Agreement shall apply to this Schedule C but any conflict between a term of the Main Agreement and this Schedule C shall be resolved to the fullest extent possible in favor of the term in this Schedule C.

6.8                               Exclusivity.  Company shall solely and exclusively use the Licensed System to perform the computing functions and services made available to the Company by the Licensed System.  For clarification: this means the Company will not use any system, subsystem, component or functionality of another service provider to perform functions or services similar to those provided by the Licensed System.

6.9                               Term.  The term of this Schedule C shall be the same as the term in effect for the Main Agreement, including with respect to any renewal terms.  Additionally, with respect to each Component System to which the Company is given access and use, the term applicable to BNYM’s obligation to furnish the Component System and the Company’s obligation to pay the fees and charges applicable to the Component System (“Component System Obligations”) shall be the same as the term applicable to the Core Services, including with respect to any renewal term.  For clarification:  this Schedule C and the Component System Obligations may be terminated only in connection with a termination of the Main Agreement in accordance with the termination provisions set forth in the Main Agreement, except where this Schedule specifically sets forth an additional termination right.

6.10                        Confidentiality.  Company agrees to maintain the confidentiality of and protect the Proprietary Items and to prevent access and use not permitted hereunder with at least the same degree of care that it utilizes with respect to its own proprietary and nonpublic material, including without limitation agreeing:

(i)                                   not to disclose to or otherwise permit any person access to, in any manner, the Proprietary Items, or any part thereof in any form whatsoever, except that such disclosure or access shall be permitted to an employee of Company in the course of his or her employment and who is bound to maintain the confidentiality thereof;

(ii)                                not to use the Proprietary Items for any purpose other than in connection with the Company’s exercise of the Licensed Rights, without the consent of BNYM; and

(iii)                            to promptly report to BNYM any facts, circumstances or events that are reasonably likely to constitute or result in a breach of this Section 6.10 or a breach of Section 4 of the Main Agreement with respect to the Proprietary Items, and take all reasonable steps requested by BNYM to prevent, control, remediate or remedy any such facts, circumstances or events or any future occurrence of such facts, circumstances or events.

6.11                        Use of Internet.  Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that to the extent the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties, each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet.

6.12                        Provisions Applicable Solely to IAM.  In connection with any permitted access and use of IAM, the Company agrees, at its expense, to;

(a)                                  Provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain a Company Web Application as contemplated by IAM Documentation, including the functionality necessary to maintain the hypertext links to IAM (“Company IAM Site”);

(b)                                 Promptly provide BNYM written notice of changes in Fund policies or procedures requiring changes to the IAM settings or parameters or services (“Parameter Changes”); provided, however, this provision shall be interpreted to require BNYM to modify only adjustable settings and parameters already provided for in IAM in response to a Parameter Change and not to require BNYM to effect any Upgrade;

(c)                                  Work with BNYM to develop Internet marketing materials for Permitted Users and forward a copy of appropriate marketing materials to BNYM;

(d)                                 Promptly revise and update applicable prospectuses and other pertinent materials, such as user agreements, to include the appropriate consents, notices and disclosures, including disclaimers and information reasonably requested by BNYM;

(e)                                  With respect to the Company IAM Site, maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by BNYM in writing from time to time, and all “point and click” features relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f)                                    Design and develop the Company IAM Site functionality necessary to facilitate, implement and maintain the hypertext links to IAM and the various inquiry and transaction web pages and otherwise make the Company IAM Site available to Permitted Users.

6.13                        Termination and Suspension by BNYM.

(a)                                  In the event of a material breach of this Schedule C by Company, BNYM may terminate the Licensed Rights in their entirety and all access to and use of the Licensed System by complying with the notice and cure period provisions in the Main Agreement applicable to a material breach of the Agreement.

(b)                                 In the event BNYM reasonably believes in good faith that activity constituting a material breach of a “Use Provision” (which is hereby defined to mean each of the following Sections: 2.1, 2.2, 2.6, 2.12, 2.13, 2.15, 2.17, 2.18, 2.20, 3.4, 4.1, 4.3, 4.4, 4.5, 6.5, 6.6, 6.8, 6.10 and 6.16 (c) and 6.16 (d)) is occurring by Company or a Permitted User, BNYM may, upon prior written notice to Company describing in reasonable detail such alleged activity, without incurring any liability, temporarily suspend access to and use of the Licensed System or a Component System solely for the amount of time necessary for the investigation and resolution of the issues.  In the event such advance notice is not reasonably practicable, BNYM shall provide such notice as is reasonably practicable under the circumstances.  BNYM shall exercise this right with diligence to minimize the impact of any such suspension. The parties agree to promptly cooperate in good faith to address such issues. The Company shall indemnify BNYM for any Loss, and to the extent applicable defend BNYM against Loss, resulting from or arising out of or in connection with a breach of a Use Provision.

6.14                        Equitable Relief.  Company agrees that BNYM would not have an adequate remedy at law in the event of a breach or threatened breach of a Use Provision by the Company and that BNYM would suffer irreparable injury and damage as a result of any such breach.  Accordingly, in the event Company breaches or threatens to breach a Use Provision, in addition to and not in lieu of any legal or other remedies BNYM may pursue hereunder or under applicable law, Company hereby consents to the granting of equitable relief (including the issuance of a temporary restraining order, preliminary injunction or permanent injunction) against it by a court of competent jurisdiction, without the necessity of proving actual damages or posting any bond or other security therefore, prohibiting any such breach or threatened breach.  In any proceeding upon a motion for such equitable relief, BNYM’s ability to answer in damages shall not be interposed as a defense to the granting of such equitable relief.

6.15                        Survival.  Sections 2.1(b), 2.3, 2.5, 2.11, 2.12, 2.14, 2.18(iv), 2.18(v), 3.5, 4.1, 4.3, the last clause of Sections 4.4 and 4.5, 4, 5, 6.2, 6.3, 6.4, 6.6, 6.7, 6.10, 6.13(b), 6.14, 6.15, 6.16(i) through (m), 6.16(p) and 6.16(q) shall survive any termination of the Agreement and any termination of Licensed Rights.

6.16                        Provisions Applicable Solely to the 22c-2 System.  In connection with any permitted access and use of the 22c-2 System, the Company agrees as follows:

(a)                                  Definitions.  The following terms have the following meanings solely for purposes of this Section 6.16:

“Commercially Reasonable Efforts” means taking all such steps and performing in such a manner as a well managed company in the securities processing industry would undertake where such company was acting in a prudent and reasonable manner under the same or similar circumstances.

“Company 22c-2 Data” means, collectively, the Fund Data, the Shareholder Data and the Supplemental Data.

“Company Database” means the database maintained within the 22c-2 System by and for Company containing the Fund Data, the Shareholder Data and Supplemental Data.

“Financial Intermediary” means a financial intermediary as that term is defined in Rule 22c-2.

“Front End Data” means the transaction data relating to the Funds and the accounts of Shareholders of the Funds (i) specified by applicable Documentation for use within the 22c-2 System to yield reports intended to assist the Company in determining the Financial Intermediaries from which additional transactional details could be requested for purposes of compliance with SEC Rule 22c-2, and (ii) which has been selected by the Company and transmitted to the Company Database.

“Fund Data” means, collectively, the Front End Data and the Fund Settings.

“Fund Settings” means the Fund preferences, parameters, rules and settings inputted into the Company Database and 22c-2 System by Company to administer a Fund’s Rule 22c-2 policies.

“Rule 22c-2” means Rule 22c-2 of the SEC promulgated under the 1940 Act.

“Shareholder” means a shareholder, as that term is defined in Rule 22c-2, of any of the Funds.

“Shareholder Data” means the transaction data with respect to Shareholders in a Fund requested by Company that a Financial Intermediary, for access and use by Company in the 22c-2 System, (i) delivers to BNYM by a Designated Method, or (ii) delivers to Company and is inputted into the Company Database by Company.

“Software,” whether capitalized or not, means computer software in human readable form that is not suitable for machine execution without intervening interpretation or compilation.

“SRO” means any self-regulatory organization, including national securities exchanges and national securities associations.

“Supplemental Data” means any data or information, other than the Shareholder Data and Fund Data, inputted into the Company Database by Company, or provided to BNYM and inputted into the Company Database by BNYM as an additional service, that Company has reasonably determined is necessary in the operation of the 22c-2 System for purposes of compliance with Rule 22c-2.

(b)                                 Availability.  BNYM shall make the 22c-2 System available to Company from 8:00 a.m. to 6:00 p.m., Eastern Time, during days the New York Stock Exchange is open for trading, except for periods therein in which BNYM suspends access for maintenance, backup, updates, upgrades, modifications required due to changes in Applicable Law, or other commercially reasonable purposes as reasonably determined by BNYM.  BNYM will use Commercially Reasonable Efforts to limit any periods of nonavailability due to the foregoing activities.

(c)                                  Third Party Provisions.  Company’s use of the 22c-2 System shall be subject to the terms and conditions contained in BNYM’s agreements with Third Party Providers that BNYM is required by such agreements to apply to users of the software or services of the particular Third Party Provider to the extent notified of such terms and conditions by BNYM.

(d)                                 BNYM Modifications.  Company hereby accepts all such modifications, revisions and updates, including changes in programming languages, rules of operation and screen or report format, as and when they are implemented by BNYM, and agrees to take no action intended to have or having the effect of canceling, reversing, nullifying or modifying in any fashion the operation or results of such modifications, revisions and updates. BNYM will make Commercially Reasonable Efforts to give Company advance written notice before any such modifications, revisions or updates to the 22c-2 System go into effect.

(e)                                  Shareholder Data.

(1)                                  Company acknowledges that Financial Intermediaries, not BNYM, provide the Shareholder Data, that Company’s access to the Shareholder Data through use of the 22c-2 System is dependent upon delivery of the Shareholder Data by the Financial Intermediaries, and that BNYM is not responsible or liable in any manner for any act or omission by a Financial Intermediary with respect to the delivery of Shareholder Data. Company also acknowledges that Financial Intermediaries may deliver Shareholder Data which modifies Shareholder Data previously delivered or may refuse to provide Shareholder Data and that BNYM is not responsible or liable in any manner for any such modification of Shareholder Data or any such refusal to deliver Shareholder Data.

(2)                                  Company has sole responsibility for authorizing and directing a Financial Intermediary to deliver Shareholder Data that Company may require for purposes of Rule 22c-2.  BNYM shall be obligated to receive and input into the Company Database only that Shareholder Data which has been delivered by a Financial Intermediary through the facilities maintained for such purpose by the NSCC or through the internal communications links provided in the 22c-2 System (“Designated Methods”). Company shall be solely responsible for inputting into the Company Database and the 22c-2 System any Shareholder Data delivered by a method other than a Designated Method.

(f)                                    Company 22c-2 Data.  As between Company and BNYM, Company alone shall be responsible for obtaining all Fund Data, Shareholder Data and Supplemental Data that Company determines is required in connection with its use of the 22c-2 System. Company is exclusively responsible for (i) the accuracy and adequacy of all Company 22c-2 Data; (ii) the review of and the accuracy and adequacy of all output of the 22c-2 System before reliance or use (provided the 22c-2 System is operating in accordance with the Documentation); and (iii) the establishment and maintenance of appropriate control procedures and back up procedures to reduce any loss of information, interruption or delay in processing Company 22c-2 Data. Company shall comply with all Applicable Laws and obtain all necessary consents from any person, including Financial Intermediaries, regarding the collection, use and distribution to BNYM of Company 22c-2 Data as contemplated herein and of any other information or data regarding Company and the Funds that Company provides or causes to be provided for the purposes set forth herein.

(g)                                 Communications Configuration.  Company shall be responsible, at its expense, for procuring and maintaining the communications equipment, lines and related hardware and software reasonably specified by BNYM to comprise the communications configuration required for Company to use the 22c-2 System and any Updates and General Upgrades to the communications configuration.

(h)                                 Front End Data.  As between Company and BNYM, Company shall be solely responsible for selecting Front End Data, identifying it to BNYM and directing BNYM to transmit the identified Front End Data from the BNYM transfer agent system to the Company 22c-2 Database in the 22c-2 System.  Company hereby authorizes BNYM to transmit Front End Data to the 22c-2 System without further action on anyone’s part upon receiving a communication from Company identifying Front End Data for transmission to the 22c-2 System.

(i)                                     Restricted Use of Company 22c-2 Data.  The Company 22c-2 Data constitutes “Confidential Data” for all purposes of Section 4 and other applicable provisions of the Main Agreement. As between the Company and BNYM, title to all Company 22c-2 Data and all related intellectual property and other ownership rights shall remain exclusively with Company. Company authorizes BNYM to maintain and use Company 22c-2 Data solely in the manner contemplated by applicable Documentation and this Agreement and to aggregate Company 22c-2 Data in the Company Database with data of other users of the 22c-2 System to analyze and enhance the effectiveness of the 22c-2 System and to create broad-based statistical analyses and reports for users and potential users of the 22c-2 System and industry forums.

(j)                                     Application of Results.  Except to the extent that the results are inaccurate due to BNYM’s gross negligence, willful misconduct or bad faith, neither BNYM nor any Third Party Provider shall have liability for any loss or damage resulting from any application of the results, or from any unintended or unforeseen results, obtained from the use of the 22c-2 System or any related service provided by BNYM.

(k)                                  Exclusion for Unauthorized Actions.  Neither BNYM nor any Third Party Provider shall have any liability with respect to any performance problem, warranty, claim of infringement or other matter to the extent attributable to any unauthorized or improper use, alteration, addition or modification of the 22c-2 System by Company, any combination of the 22c-2 System with software not specified by applicable Documentation and any other use of the 22c-2 System in a manner inconsistent with this Agreement or applicable Documentation.

(l)                                     Disclaimer.  BNYM DOES NOT WARRANT THAT USE OF THE 22C-2 SYSTEM BY COMPANY GUARANTEES COMPLIANCE WITH RULE 22C-2 OR ANY OTHER FEDERAL, STATE, LOCAL OR SRO LAW OR REGULATION. BNYM DOES NOT ASSUME ANY RESPONSIBILITY FOR ANY ASPECT OF LEGAL AND REGULATORY COMPLIANCE BY OR ON BEHALF OF COMPANY, NOR SHALL COMPANY REPRESENT OTHERWISE TO ANY PERSON. COMPANY’S USE OF THE 22C-2 SYSTEM AND ANY OTHER SERVICES PROVIDED UNDER THIS AGREEMENT SHALL NOT BE DEEMED LEGAL ADVICE.

(m)                               Hardware Disclaimer.  Under no circumstance shall BNYM or a Third Party Provider be liable to Company or any other Person for any loss of profits, loss of use, or for any damage suffered or costs and expenses incurred by Company or any Person, of any nature or from any cause whatsoever, whether direct, special, incidental or consequential, arising out of or related to computer hardware.

(n)                                 Termination by BNYM.  BNYM may immediately terminate Company’s license to use and Company’s access to and use of the 22c-2 System upon the occurrence of any of the following events:

(a)                                  Company engages in conduct which infringes or exceeds the scope of the license granted to Company by Section 2.1 of this Schedule C and does not cure the breach within ten (10) business days after receiving written notice from BNYM; or

(b)                                 A Third Party Provider terminates any relevant agreement the Third Party Provider has with BNYM that is necessary in order for BNYM to be able to license (or continue to license) the 22c-2 System to Company. BNYM agrees to provide Company with as much notice of such termination as BNYM receives from the Third Party Provider.

(o)                                 Continuation Period.  In the event the Agreement is terminated and in connection with such a termination the parties agree that Company will continue to have access to and use of the 22c-2 System, then the terms of this Agreement shall apply during any such continuation period.  The term of any such continuation period shall be day to day and the continuation period may be terminated immediately by either party at any time by written notice notwithstanding the contents of any notice or other communication the parties may exchange, unless both parties agree in writing to such contents.  A continuation period as described in this subsection (o) is referred to herein as a “Continuation Period”.

(p)                                 Effect of Termination.  Following a termination of the Agreement or at the end of a Continuation Period, as applicable, BNYM will (i) dispose of all Company 22c-2 Data in accordance with its applicable backup and data destruction policies, and (ii) use good faith efforts to make electronic copies of Company 22c-2 Data in existing report formats of the 22c-2 System to the extent reasonably requested by Company no less than thirty (30) days in advance of the termination of the Agreement.

(q)                                 This Agreement shall benefit and be enforceable by Third Party Providers of the 22c-2 System.

[Remainder of Page Intentionally Blank]

EXHIBIT 1 TO SCHEDULE D

AdvisorCentral                          A portal for trusts, financial advisors, broker/dealers and other financial intermediaries to view mutual fund and client account data on the transfer agent mainframe via the Internet if permitted access by the Company and for the Company back offices to view the same data.

ACE                                  (Automated Control Environment) - Windows database and reporting capability which automates accounting functions for mutual fund settlement, gain/loss tracking, dividend/capital gains settlement and tax withholding tracking.

CMS*                         (Customer Management Suite) - the combination of functionalities, systems and subsystems which together provide the following capabilities: workflow management, electronic document processing, integrated Web-based front-end processing, customer relationship management and automated servicing of brokers and investors. The principal subsystems are Correspondence, Customer Relationship Manager (automates call center activities), Image and Operational Desktop and includes E-Forms.

COLD                          (Computer Output to Laser Disk) - document management system that provides for the laser disc storage in a PC/server environment of certain data and documents generated on a mainframe and quick retrieval.

DAZL                         (Data Access Zip Link) - application which extracts broker/dealer data at the representative level, branch level and broker/dealer level and third party administrator data from the transfer agent mainframe and transmits it to the Company designated end users for viewing.

DRAS                         (Data Repository and Analytics Suite) - a relational data base for management reporting which consists of the management company’s entire customer information base as copied nightly from the transfer agent mainframe and includes an integrated reporting tool.

FPT                                     (Fund Pricing Transmission) (formerly known as PRAT) - application that receives fund price and rate information from fund accounting agents on a nightly basis, edits and QC’s the information, then uploads the prices and rates to the mainframe recordkeeping system, allows the user the ability to view, enter, upload, download, and print price/rate information.

FSR                                     (Full Service Retail) - principal transfer agent mainframe system which performs comprehensive processing and shareholder recordkeeping functions, including: transaction processing (purchases, redemptions, exchanges, transfers, adjustments, and cancellations), distribution processing (dividends and capital gains), commission processing and shareholder event processing (automatic investment plans, systematic withdrawal plans, systematic exchanges); creating and transmitting standard and custom data feeds to support printed output (statements, confirmations, checks), sales and tax reporting.  FSR interfaces and exchanges data with various surround systems and subsystems and includes a functionality providing for direct online access. Also includes a functionality that temporarily stores systems-generated reports electronically before being transferred to COLD.

IAM                                 (Internet Account Management, also known as NextGen) - application permitting account owners via the Internet to view account information and effect certain transactions and account maintenance changes and includes administrator site.

NSCC*                    (National Securities Clearing Corporation) - application allowing web-based utility at user’s desktop to support processing linked to NSCC activity, including networking, Fund/SERV, DCC&S, Commission/SERV, mutual fund profile, and transfer of retirement assets, and includes NEWS (NSCC Exception Workflow Processing) which provides for the inputting of reject and exception information to the NSCC system.

OOM                            (Online Output Management) - functionality permitting user to view within the Document Solutions processing system (performs print mail and tax form production and fulfillment services) the location of a specific output, such as a confirmation or statement, in the Document Solutions work flow.

RECON*           (Reconciliation) - application automating bank DDA (Demand Deposit Account) reconciliation.

TRS                                    (Tax Reporting Service) - functionality performing all applicable federal and state tax reporting (tax form processing and corrections), tax-related information reporting, and compliance mailings (including W-9, W-8, RMD, B-Notice, and C-Notice).

22c-2 System                        The data warehousing, analytic and administrative applications together with the related software, interfaces, functionalities, databases and other components provided by BNYM to assist fund sponsors and their principal underwriters in satisfying requirements imposed by Rule 22c-2.

*                                         For clarification:  Company or a Permitted User may be given access to and use of one or more separable components of this rather than the entire system and a license granted by this Schedule C to use separable components is limited to the functionalities of the separable components even if certain of functionalities of the separable components may include integration points with functionalities of the non-licensed components.

[End to Exhibit 1 to Schedule C]

[End to Schedule C]